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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 4, 2008

SOUTH SHORE RESOURCES INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-31289
(State or other jurisdiction of incorporation)	(Commission File No.)

Times Square, P.O. Box 663, Leeward Highway
Providenciales, Turks & Caicos Islands
British West Indies
(Address of principal executive offices and Zip Code)

(416) 281-3335
(Registrant's telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

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ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On August 04, 2008 the Company entered into a Consulting Agreement with John (Giovanni) Anthony Colonna, P.Eng. Mr. Colonna will provide consulting services to the Company in the area of Hydrogen Fuel Generation and other related activities as directed by the Company.

Terms of Consulting Agreement:

1.     Consultant's Services. Consultant shall be available and shall provide to the Company professional consulting services in the area of Design, Assembly, and Manufacturing support ("Consulting services") as requested.

1a.	All services and information provided and or discussed between the Consultant and the Company will become the exclusive property of the company and the consultant agrees that he has no claim against such property.

2.     Consideration

2a.	RATE. In consideration for the Consulting Services to be performed by Consultant under this Agreement, the Company will pay Consultant the rate of Five Thousand Dollars (Canadian
Funds) Per: Month for time spent on Consulting Services. Consultant shall submit written, signed reports of the time spent performing Consulting Services, itemizing in reasonable detail the dates on which services were performed, the number of hours spent on such dates and a brief description of the services rendered. The Company shall pay Consultant the amounts due on the
30th day of each and every month incurred while the Agreement between Consultant and the Company exists.

2b.	EXPENSES. Additionally, the Company will pay Consultant for the following expenses incurred while the Agreement between Consultant and the Company exists: All expenses must be pre approved in writing.

-     Lodging Expenses if work demands overnight stays; and
-     Miscellaneous travel-related expenses.

Consultant shall submit written documentation and receipts itemizing the dates on which expenses were incurred. The Company shall pay Consultant the amounts due within 30 days after an expense report is received by the Company.

3.     Independent Contractor. Nothing herein shall be construed to create an employer-employee relationship between the Company and Consultant. Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 2 shall be the sole consideration due Consultant for the services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Consultant hereunder. Consultant will not represent to be or hold themselves out as an employee of the Company.

4.     Confidentiality. In the course of performing Consulting Services, the parties recognize that Consultant may come in contact with or become familiar with information which the Company or its subsidiaries or affiliates may consider confidential. This information may include, but is not limited to, information pertaining to the Company systems, which information may be of value to a competitor. Consultant agrees to keep all such information confidential and not to discuss or divulge it to anyone other than appropriate Company personnel or their designees.

5.     Term. This Agreement shall commence on the 4th Day of August 2008 and shall terminate on [June 30 2009], unless earlier terminated by either party hereto. Either party may terminate this Agreement upon Thirty (30) days prior written notice. The Company may, at its option, renew this Agreement for an additional One (1) year term on the same terms and conditions as set forth herein by giving notice to Consultant of such intent to renew on or before [May31 2009].

6.     Notice. Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered or deposited, postage prepaid, in the first class mail of the United States properly addressed to the appropriate party at the address set forth below:

1.	Notices to Consultant:	36 Echoridge Drive
Brampton Ontario
Canada L7A 3K8]

2.	Notices to the Company:	Times Square
P.O Box 663
Providenciales Turks and Caicos Islands
B.W.I.

7.	Miscellaneous.

7.1

Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.

7.2

Binding Effect, Assignment. This Agreement shall be binding upon and shall inure to the benefit of Consultant and the Company and to the Company's successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of its rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company.

7.3

Governing Law, Severability. This Agreement shall be governed by the laws of the Province of Ontario (Canada). The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.

ITEM 7.01     REGULATION FD DISCLOSURE.

     On August 08, 2008, the Company is pleased to announce that it has retained Mr. John Colonna, P.Eng., as a Consulting Engineer. Mr. Colonna will consult to the Company in the area of Hydrogen Fuel Generation.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit	Description

99.1	Press Release

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated this 7th day of August, 2008.

SOUTH SHORE RESOURCES INC.

BY:   MICHAEL KABIN
         Michael Kabin
         Principal Executive Officer, Secretary and a
         member of the Board of Directors